SUPPLY AGREEMENT


      THIS SUPPLY AGREEMENT (this "Agreement") effective as of February 13, 1997, is by and between CARALOE, INC., a Texas corporation
   ("Seller"), and DAVID WHEELER, doing business as LIGHT RESOURCES UNLIMITED, ("Buyer"),


                                 WITNESSETH:

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Caraloe's AVMP[TM] Powder and/or Manapol[R] Gold[TM] Powder (hereinafter referred to under the name "Product") in the quantities, at the price, and upon the terms and conditions hereinafter set forth; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

      1. Term. The term of this Agreement shall commence on February 13, 1997, and shall end at midnight on May 12, 2002, unless sooner terminated as provided herein (the "Term").

      2. Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, mutually agreed upon monthly quantities for the first three months ending May 12, 1997. Thereafter, Buyer shall purchase the minimum amounts listed on Exhibit A for the respective periods listed. Seller shall not discontinue the production and sale of the Product unless it provides Buyer with a reasonable substitute.

      3. Sole Distribution Rights. It is the intent of this Agreement to appoint Buyer as the Sole Distributor of Product to natural health care practitioners ("NHCP") in the United States and Canada. If ambiguity exists relative to defining NHCP the parties shall meet to agree upon a workable definition as defined herein. Buyer and Seller shall use reasonable best efforts to achieve this objective by i) Seller not selling simple purchase bulk Product under 10 kilos to NHCP's in the United States during the first contract year. This minimum shall increase to 20 kilos for the second contract year and to 30 kilos for the third, fourth and fifth contract years provided Buyer continually meets its quarterly and yearly purchase requirements.

            If the Sole Distributor provision is terminated for failure by Buyer to make its minimum purchase requirements, Seller agrees to refrain from selling bulk to the Buyer's Protected Customers, such list to be provided from time to time and accepted by Buyer; for three (3) months from the termination date for every full year the Agreement has been in existence. For example, if the Agreement has been in existence for two years, then Seller shall not promote bulk product sales to the Protected Customer list for six (6) months from the termination date.

            Additionally, Seller 1) shall agree to protect Buyer's established NHCP customer base with the United States and Canada once Seller is notified of such customer and 2) for a period of six (6) months from the effective date hereof, Seller further agrees to protect an additional seventy-five (75) large potential NHCP customers provided by Buyer regardless of purchase minimums.

      4. Quality. Seller warrants to Buyer that all Product sold by Seller pursuant to this Agreement will conform to the quality specifications set forth in Exhibit B to this Agreement. EXCEPT AS PROVIDED IN THIS PARAGRAPH 4, THERE ARE NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS AND FITNESS FOR A PARTICULAR PURPOSE, MADE WITH RESPECT TO THE PRODUCT TO BE SOLD HEREUNDER, AND NONE SHALL BE IMPLIED BY LAW.

      5. Deliveries. Buyer shall instruct Seller from time to time during the Term, by placing a purchase order with Seller reasonably in advance of the date Buyer desires Product to be delivered to it hereunder, (i) as to the quantities of Product to be delivered to Buyer, (ii) as to the specific date of delivery, (iii) as to the specific location of delivery and (iv) as to the carrier or particular type of carrier for such delivery. During the Term, Buyer shall provide Seller (a) on an annual basis prior to the beginning of each year of the Term a nonbinding forecast of Buyer's minimum and maximum aggregate delivery requirements for Product for such year, and (b) on a quarterly basis at least thirty (30) days prior to the end of each three-month period of the Term a forecast acceptable to Seller and Buyer (which shall be binding on Buyer) of Buyer's minimum and maximum delivery requirements for Product for each month of the next three (3) month period (provided that such forecast for the initial period of the Term ending on May 12, 1997, shall be provided to Seller by April 1,
   1997). The quantities of Product ordered by Buyer pursuant to this Agreement from time to time shall be spaced in a reasonable manner, and Buyer shall order such quantities in accordance with Buyer's binding forecasts. In no event shall Seller be required to deliver to Buyer in any three (3) month period a quantity of Product in excess of 125% of the maximum delivery requirement for such period set forth in the binding forecast for such period accepted by Seller. Deliveries of Product shall be made by Seller under normal trade conditions in the usual and customary manner being utilized by Seller at the time and location of the particular delivery. All deliveries of the Product to Buyer hereunder shall be made by Seller F.O.B. at the facilities of Seller or its affiliates located in Irving, Texas.

      6. Purchase Price. All Product to be purchased by Buyer under this Agreement shall be purchased by it, during the Term of the Agreement, at a price of $1,600.00 per Kilo, or in accordance with the volume discount pricing schedule set forth in Exhibit C. Buyer shall bear all freight, insurance and similar costs, and all sales taxes, with respect to such purchases. The purchase price of Product together with all related freight, insurance and similar costs, and sales taxes, shall be paid by Buyer to Seller within thirty (30) days after the date of invoice.

      7.    Labels and Advertising

      (a) FDA Compliance of Labels and Advertising. It is Buyer's obligation to ensure that All labels and advertising relating to the Product sold hereunder must strictly comply with all applicable rules and regulations of the FDA and all other applicable laws, rules and regulations, including but not limited to FDA requirements relating to product ingredients.

      (b)   Claims by Light Resources Unlimited.   Buyer hereby agrees not
   to make, or permit any of its employees, agents or distributors to make, any claims of any properties or results relating to the Product, unless such claims have received written approval from the FDA.

      (c) FDA Approval of Claims. If Buyer desires to seek FDA approval as to any specific claims with respect to the Product, Buyer hereby agrees to (i) notify Seller of the claims and the application prior to filing and (ii) to keep Seller informed as to the progress of the application, including but not limited to sending Seller copies of all communications or notices to or from the FDA, as applicable.

      (d) Right to Approve Labels, etc. If Seller so requests, Buyer shall not use any label, advertisement or marketing material, or individual spokesman associated with the Product, unless such label, advertisement or marketing material, or individual spokesman has first been submitted to and approved by Seller. Seller shall not unreasonably withhold its approval of any such label, advertisement or marketing material; or individual spokesperson.

      (e) Compliance by Third Parties. Seller shall take all steps reasonably necessary to ensure that its distributors and any other parties to whom it sells any of the Product for resale do not relabel, repackage, advertise, sell or attempt to sell the Product in a manner that would violate this Agreement if done by Buyer.

      8. Confidentiality. In the performance of the Parties obligations pursuant to this Agreement or the License Agreement, each may acquire from the other or its affiliates technical, commercial, operating or other proprietary information relative to the business or operations of the other or its affiliates (the "Confidential Information"). Both Parties agree to maintain the confidentiality, and take all necessary precautions to safeguard the secrecy, of any and all Confidential Information it may acquire from the other. Neither shall use any of such Confidential Information for its own benefit or for the benefit of anyone else.

      9. Force Majeure. Neither Party shall have any liability if it shall be prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), and both Parties obligations, so far as may be necessary, shall be suspended during the period of such Force Majeure and shall be cancelled in respect of such quantities of Product as would have been sold hereunder but for such suspension. Each Party shall give to other Party prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon its obligations under this Agreement.

      10.   Rights Upon Default.

      (a) Seller's Rights Upon Default. If Buyer (i) fails to purchase the quantities of Product specified for purchase by Buyer hereunder,
   (ii) fails to make a payment hereunder when due or (iii) otherwise breaches any term of this Agreement, and such failure or breach is not cured to Seller's reasonable satisfaction within fourteen (14) days (in the case of a failure to make a payment) or thirty (30) days (in any other case) after receipt of notice thereof by Buyer, or if Buyer fails to perform or observe any covenant or condition on its part to be performed when required to be performed or observed, and such failure continues after the applicable grace period, if any, specified in the Agreement, Seller may refuse to make further deliveries hereunder and may terminate this Agreement upon notice to Buyer and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to Seller under applicable law or otherwise. If Buyer becomes bankrupt or insolvent, or if a petition in bankruptcy is filed by or against it, or if a receiver is appointed for it or its properties, Seller may refuse to make further deliveries hereunder and may terminate this Agreement upon notice to Buyer, without prejudice to any rights of Seller existing hereunder or under applicable law or otherwise. Any subsequent shipment of Product by Seller after a failure by Buyer to make any payment hereunder, or after any other default by Buyer hereunder, shall not constitute a waiver of any rights of Seller arising out of such prior default; nor shall Seller's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by Seller of any of its rights or remedies hereunder or under applicable law or a waiver by Seller of any subsequent default by Buyer in the performance of or compliance with any of the terms of this Agreement.

      (b) Buyer's Rights Upon Default. If Seller fails in any material respect to perform its obligations hereunder, and such failure is not cured to Buyer's reasonable satisfaction within thirty (30) days after receipt of notice thereof by Seller, Buyer shall have the right to refuse to accept further deliveries hereunder and to terminate this Agreement upon notice to Seller and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to Buyer under applicable law or otherwise. Any subsequent acceptance of delivery of Product by Buyer after any default by Seller under this Agreement shall not constitute a waiver of any rights of Buyer arising out of such prior default; nor shall Buyer's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by Buyer of any of its rights or remedies hereunder or under applicable law or a waiver by Buyer of any subsequent default by Seller in the performance of or compliance with any of the terms of this Agreement.

      11. Disclaimer and Indemnity. Buyer shall assume all financial and other obligations for Buyer Products, and Seller shall not incur any liability or responsibility to Buyer or to third parties arising out of or connected in any manner with Buyer Products. In no event shall Seller be liable for lost profits, special damages, consequential damages or contingent liabilities arising out of or connected in any manner with this Agreement or Buyer Products. Buyer shall defend, indemnify and hold harmless Seller and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, liabilities, demands, damages, expenses and losses (including reasonable attorneys' fees and expenses) arising out of or connected with (i) any manufacture, use, sale or other disposition of Buyer Products, or any other products of Buyer, by Buyer or any other party and (ii) any breach by Buyer of any of its obligations under this Agreement.

      12.   Equitable Relief.  A breach by Buyer of the provisions of
   Article 7, shall cause Seller to suffer irreparable harm and, in such event, Seller shall be entitled, as a matter of right, to a restraining order and other injunctive relief from any court of competent jurisdiction, restraining any further violation thereof by Buyer, its officers, agents, servants, employees and those persons in active concert or participation with them. The right to a restraining order or other injunctive relief shall be supplemental to any other right or remedy Seller may have, including, without limitation, the recovery of damages for the breach of such provisions or of any other provisions of this Agreement.

      13. Survival. The expiration or termination of the Term shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Paragraphs 8,10,11, and 12 hereof, and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the Term.

      13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

      14. Succession. Neither party hereto may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder (including, without limitation, by merger or consolidation) without the prior written consent of the other party; provided, however, that Seller may assign any of its rights or obligations hereunder to any affiliate of Seller and Buyer may assign the Agreement once to a Corporation he is forming in Oregon and in which he shall own at least fifty-one percent (51%) of the shares of the Corporation. Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters covered hereby and supersede any and all prior understandings, whether written
   or oral, with respect to such matters.   The terms of this Agreement
   shall prevail over any inconsistent terms contained in any purchase order issued by Buyer and acknowledgment or acceptance thereof issued by Seller. No modification, waiver or discharge of this Agreement or any of its terms shall be binding unless in writing and signed by the party against which the modification, waiver or discharge is sought to be enforced.
      16. Notices. All notices and other communications with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when duly deposited in the mails, first class mail, postage prepaid, to the address set forth below, or such other address hereafter specified in like manner by one party to the other:

            If to Seller:            Caraloe, Inc.
                                 2001 Walnut Hill Lane
                                 Irving, Texas  75038
                                 Attention:  President

            If to Buyer:             Light Resources, Inc.
                                 20 West 20th Street, #803
                                 New York, NY 10011
                                 Attention:  President

            17. Interpretation. In the event that any provision of this Agreement is illegal, invalid or unenforceable as written but may be rendered legal, valid and enforceable by limitation thereof, then such provision shall be deemed to be legal, valid and enforceable to the maximum extent permitted by applicable law. The illegality, invalidity or unenforceability in its entirety of any provision hereof will not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

            18. No Inconsistent Actions. Each party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to the provisions of Paragraph 8 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            CARALOE, INC.



                                            By:_____________________________

                                            Name:___________________________

                                            Title:__________________________



                                            DAVE WHEELER, dba
                                            LIGHT RESOURCES UNLIMITED



                                            By:_____________________________

                                   EXHIBIT A

                            LIGHT RESOURCES UNLIMITED



         Contract                 Minimum                  Non-binding
           Year              Yearly Purchase*              Target Sales
         --------            ----------------              ------------

   1 (Beginning May, 1997)        180 Kilos                 300 Kilos

   2       350 Kilos              500 Kilos

   3       450 Kilos              800 Kilos

   4       550 Kilos **         1,000 Kilos

   5       650 Kilos **         1,500 Kilos



        The minimum yearly purchase shall be monitored on a quarterly basis and minimum monthly purchases shall be mutually agreed upon at the beginning of each Contract Year. If Buyer fails to purchase less than 80% of the agreed upon quarterly minimum, Seller may place Buyer on termination notice. If Buyer fails to purchase 90% of the agreed upon minimum for the next quarter, Seller may terminate this agreement's sole distribution provisions at the end of that quarter and Buyer shall no longer be considered the sole distributor for the defined market. Buyer shall be free, however, to continue to purchase bulk product for the remainder of the term of the Agreement.

   ** The minimum yearly purchases for Contract Years four and five shall be the greater of 550 Kilos for the fourth year and 650 Kilos for the fifth year or year three s actual total purchases plus twenty percent for year four and year four's actual total purchases plus twenty percent for year five.

                                  EXHIBIT B
                          LIGHT RESOURCES UNLIMITED


                               SPECIFICATIONS
                               --------------

                                    MANAPOL[R]             Aloe vera extract
    TEST NAME                       (GOLD[TM])                   AVMP[R]
    ---------                       ----------             -----------------

    Appearance                Fine white to beige powder   Fine white powder

    Aloe vera Complex         35 - 50%                     40 - 60%
    Carbohydrate
    content, wt.%
    Water, wt.%               <=14%                         >=9%

    Residue on Ignition,      <=16%                         <=10%
    wt.%

    Microbiological           Meets USP                    Meets USP
    Purity                    Standard                     Standard

    Fiber, wt.%               <=55%                         <=60%
    Solubility*               240 mg/oz                    240 mg/oz
    Gelization

    pH                        Not adjusted                 Adjusted to 4.0

    Fiber                     Enriched                     Enriched

    Viscosity (cP)            40                           50
    4 mg/ml solution
    Total Acid Value          0.82                         0.80
    (as malic acid)

    Price per gram            $1.20                        $1.60

    1 - AVMP[R]  Aloe vera freeze-dried extract